SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934 (Amendment No. 12)

Rouse Properties, LLC

 (successor in interest to Rouse Properties, Inc.)
(Name of Issuer)

COMMON STOCK, $0.01 PAR VALUE PER SHARE
(Title of Class of Securities)

779287101
(CUSIP Number)

Murray Goldfarb

Michelle Campbell
Brookfield Asset Management, Inc.
Brookfield Place
250 Vesey Street, 15th Floor

New York, New York 10281-1023

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

Copy to:

Michael J. Aiello, Esq.
Matthew J. Gilroy, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
(212) 310−8000

July 5, 2016
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 779287101	Page 2 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Asset Management Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,000*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 100%*
14	TYPE OF REPORTING PERSON CO

* See Items 5 and 6.

CUSIP No. 779287101	Page 3 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Partners Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,000*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 100%*
14	TYPE OF REPORTING PERSON CO

* See Items 5 and 6.

CUSIP No. 779287101	Page 4 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Holdings Canada Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 723.44*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 723.44*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 723.44*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 72.344%*
14	TYPE OF REPORTING PERSON CO

* See Items 5 and 6.

CUSIP No. 779287101	Page 5 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Asset Management Private Institutional Capital Adviser US, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%*
14	TYPE OF REPORTING PERSON OO

* See Items 5 and 6.

CUSIP No. 779287101	Page 6 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield US Holdings Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 723.44*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 723.44*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 723.44*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 72.344%*
14	TYPE OF REPORTING PERSON CO

* See Items 5 and 6.

CUSIP No. 779287101	Page 7 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield US Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 679.54*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 679.54*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 679.54*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 67.954%*
14	TYPE OF REPORTING PERSON CO

* See Items 5 and 6.

CUSIP No. 779287101	Page 8 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Retail Holdings VII LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%*
14	TYPE OF REPORTING PERSON OO

* See Items 5 and 6.

CUSIP No. 779287101	Page 9 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Retail Holdings II Sub II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%*
14	TYPE OF REPORTING PERSON OO

* See Items 5 and 6.

CUSIP No. 779287101	Page 10 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Retail Holdings III Sub II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%*
14	TYPE OF REPORTING PERSON OO

* See Items 5 and 6.

CUSIP No. 779287101	Page 11 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Retail Holdings IV-A Sub II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%*
14	TYPE OF REPORTING PERSON OO

* See Items 5 and 6.

CUSIP No. 779287101	Page 12 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Retail Holdings IV-B Sub II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%*
14	TYPE OF REPORTING PERSON OO

* See Items 5 and 6.

CUSIP No. 779287101	Page 13 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Retail Holdings IV-C Sub II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%*
14	TYPE OF REPORTING PERSON OO

* See Items 5 and 6.

CUSIP No. 779287101	Page 14 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Retail Holdings IV-D Sub II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%*
14	TYPE OF REPORTING PERSON OO

* See Items 5 and 6.

CUSIP No. 779287101	Page 15 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS New Brookfield Retail Holdings R 2 LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%*
14	TYPE OF REPORTING PERSON OO

* See Items 5 and 6.

CUSIP No. 779287101	Page 16 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Property Partners Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 332.76*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 332.76*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 332.76*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 33.276%*
14	TYPE OF REPORTING PERSON CO

* See Items 5 and 6.

CUSIP No. 779287101	Page 17 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Property Partners LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 332.76*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 332.76*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 332.76*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 33.276%*
14	TYPE OF REPORTING PERSON OO

* See Items 5 and 6.

CUSIP No. 779287101	Page 18 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Property L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 332.76*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 332.76*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 332.76*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 33.276%*
14	TYPE OF REPORTING PERSON CO

* See Items 5 and 6.

CUSIP No. 779287101	Page 19 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BPY Holdings Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 332.76*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 332.76*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 332.76*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 33.276%*
14	TYPE OF REPORTING PERSON CO

* See Items 5 and 6.

CUSIP No. 779287101	Page 20 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPY Canada Subholdings 1 ULC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%*
14	TYPE OF REPORTING PERSON CO

* See Items 5 and 6.

CUSIP No. 779287101	Page 21 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPY Canada Subholdings 3 ULC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%*
14	TYPE OF REPORTING PERSON CO

* See Items 5 and 6.

CUSIP No. 779287101	Page 22 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPY Canada Subholdings 4 ULC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%*
14	TYPE OF REPORTING PERSON CO

* See Items 5 and 6.

CUSIP No. 779287101	Page 23 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPY Canada Subholdings 2 ULC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%*
14	TYPE OF REPORTING PERSON CO

* See Items 5 and 6.

CUSIP No. 779287101	Page 24 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BPY Retail Holdings I LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%*
14	TYPE OF REPORTING PERSON OO

* See Items 5 and 6.

CUSIP No. 779287101	Page 25 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BPY Retail Holdings II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%*
14	TYPE OF REPORTING PERSON OO

* See Items 5 and 6.

CUSIP No. 779287101	Page 26 of 33 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPY Retail III LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%*
14	TYPE OF REPORTING PERSON OO

* See Items 5 and 6.

EXPLANATORY NOTE

Pursuant to Rule 13d-2 promulgated under the Act, this Schedule 13D/A (this “Amendment No. 12”) amends the Schedule 13D filed on January 23, 2012 (the “Original Schedule 13D”) and amended on March 12, 2012 (“Amendment No. 1”), March 20, 2012 (“Amendment No. 2”), January 3, 2013 (“Amendment No. 3”), April 16, 2013 (“Amendment No. 4”), August 9, 2013 (“Amendment No. 5”), November 5, 2013 (“Amendment No. 6”), January 8, 2014 (“Amendment No. 7”), January 15, 2014 (“Amendment No. 8”), March 13, 2014 (“Amendment No. 9”), January 19, 2016 (“Amendment No. 10”) and February 26, 2016 (“Amendment No. 11”) (the Original Schedule 13D, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8, Amendment No. 9, Amendment No. 10, Amendment No. 11 and this Amendment No. 12 are collectively referred to herein as the “Schedule 13D”). This Amendment No. 12 relates to the common stock, par value $0.01 per share (“Common Stock”), of Rouse Properties, Inc., a Delaware corporation (the “Company”), the predecessor in interest to Rouse Properties LLC.

Item 4.	Purpose of the Transaction.

Item 4 of the Schedule 13D is hereby amended to include the following:

The disclosure set forth below in Item 6 is hereby incorporated by reference.

Item 5.	Interest in Securities of the Issuer.

Item 5(a)-(c) of the Schedule 13D is hereby amended in its entirety as follows:

(a)-(b) As of the close of business on July 8, 2016, Brookfield Asset Management, Inc. (“BAM”) indirectly held, through certain Reporting Persons and Parent, 1,000 Rouse LLC Shares (as defined below), which represented all of the issued and outstanding Rouse LLC Shares.

By virtue of the various agreements and arrangements among the Reporting Persons described in this Schedule 13D, the Reporting Persons may be deemed to constitute a “group” within the meaning of Section 13(d)(3) under the Act and Rule 13d-5(b)(1) thereunder and each member of the “group” may be deemed to beneficially own all shares of Rouse LLC Shares held by all members of the “group.” Accordingly, each of the Reporting Persons may be deemed to beneficially own 1,000 Rouse LLC Shares, constituting beneficial ownership of 100% of the Rouse LLC Shares. Each of the Reporting Persons indirectly holding Rouse LLC Shares expressly disclaims, to the extent permitted by applicable law, beneficial ownership of any Rouse LLC Shares held by each of the other Reporting Persons.

(c) Except as otherwise described in Items 4 and 6 of this Amendment No. 12, none of the Reporting Persons, nor, to their knowledge, any of the Scheduled Persons, has effected any transaction in Company Common Stock or Surviving Corporation Common stock since the filing of Amendment No. 11.

Item 6.   Contracts, Arrangements, Understandings or Relationships With Respect to the Securities of the Issuer

On July 5, 2016, pursuant to the Exchange Agreement previously disclosed on Amendment No. 11, the Exchange Parties contributed, assigned, transferred and delivered to the Company an aggregate of 19,387,625 shares of Company Common Stock (the “Exchange Shares”) to the Company in exchange for the Company’s issuance of an equivalent number of shares of Series I Preferred Stock of the Company (the “Exchange”).

27

On July 6, 2016, pursuant to the Merger Agreement previously disclosed on Amendment No. 11, Acquisition Sub was merged with and into the Company, with the Company surviving the Merger as the surviving corporation and a subsidiary of Parent (the “Surviving Corporation”). Upon the consummation of the Merger, each outstanding share of Company Common Stock was cancelled and each outstanding share of common stock of Acquisition Sub, par value $0.01, was converted into one share of common stock of the Surviving Corporation (“Surviving Corporation Common Stock”). Following the closing of the Merger (as described more fully below), the Exchange Shares were, through a series of transactions among affiliates of BAM, contributed to Parent.

On July 8, 2016, in connection with and prior to the conversion of the Company from a corporation to a limited liability company (the “Conversion”), Parent contributed the Exchange Shares to the Company in exchange for the issuance to Parent additional shares of Surviving Corporation Common Stock, and the Exchange Shares were subsequently cancelled. Upon the consummation of the Conversion, all of the outstanding shares of Surviving Corporation Common Stock were converted into 1,000 limited liability company interests of Rouse Properties, LLC (“Rouse LLC Shares”). Consequently, following the consummation of the Merger and the Conversion, BAM indirectly holds, through certain Reporting Persons and Parent, 1,000 Rouse LLC Shares.

28

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: July 8, 2016	BROOKFIELD ASSET MANAGEMENT INC.

	By:	/s/ A.J. Silber
Name: A.J. Silber
Title: Vice President, Legal Affairs

	By:	/s/ Aleks Novakovic
Name: Aleks Novakovic
Title: Managing Partner

Dated: July 8, 2016	PARTNERS LIMITED

	By:	/s/ Brian D. Lawson
Name: Brian D. Lawson
Title: Director

	By:	/s/ Tony Rubin
Name: Tony Rubin
Title: Treasurer

Dated: July 8, 2016	BROOKFIELD ASSET MANAGEMENT PRIVATE INSTITUTIONAL CAPITAL ADVISER US, LLC

	By:	/s/ David J. Stalter
Name: David J. Stalter
Title: Senior Vice President

	By:	/s/ Melissa Lang
Name: Melissa Lang
Title: Secretary

Dated: July 8, 2016	BROOKFIELD HOLDINGS CANADA INC.

	By:	/s/ A.J. Silber
Name: A.J. Silber
Title: Vice President

	By:	/s/ Aleks Novakovic
Name: Aleks Novakovic
Title: Vice President

Dated: July 8, 2016	BROOKFIELD PROPERTY PARTNERS LIMITED

	By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Dated: July 8, 2016	BROOKFIELD PROPERTY PARTNERS L.P.

	By:	Brookfield Property Partners Limited, its general partner

	By:	/s/Jane Sheere
Name: Jane Sheere
Title: Secretary

Dated: July 8, 2016	BROOKFIELD PROPERTY L.P.

	By:	Brookfield Property Partners LP, its managing general partner

	By:	Brookfield Property Partners Limited, its general partner

	By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Dated: July 8, 2016	BROOKFIELD BPY HOLDINGS INC.

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: July 8, 2016	BPY CANADA SUBHOLDINGS 1 ULC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: July 8, 2016	BPY CANADA SUBHOLDINGS 3 ULC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: July 8, 2016	BPY CANADA SUBHOLDINGS 4 ULC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: July 8, 2016	BPY CANADA SUBHOLDINGS 2 ULC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: July 8, 2016	BROOKFIELD BPY RETAIL HOLDINGS I LLC

	By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Dated: July 8, 2016	BROOKFIELD BPY RETAIL HOLDINGS II LLC

	By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Dated: July 8, 2016	BPY RETAIL III LLC

	By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Dated: July 8, 2016	BROOKFIELD RETAIL HOLDINGS VII LLC

	By:	Brookfield Asset Management Private Institutional Capital Adviser US, LLC

	By:	/s/ David J. Stalter
Name: David J. Stalter
Title: Senior Vice President

	By:	/s/ Melissa Lang
Name: Melissa Lang
Title: Secretary

Dated: July 8, 2016	NEW BROOKFIELD RETAIL HOLDINGS R 2 LLC

	By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Dated: July 8, 2016	BROOKFIELD RETAIL HOLDINGS II SUB II LLC

	By:	Brookfield Asset Management Private Institutional Capital Adviser US, LLC

	By:	/s/ David J. Stalter
Name: David J. Stalter
Title: Senior Vice President

	By:	/s/ Melissa Lang
Name: Melissa Lang
Title: Secretary

Dated: July 8, 2016	BROOKFIELD RETAIL HOLDINGS III SUB II LLC

	By:	Brookfield Asset Management Private Institutional Capital Adviser US, LLC

	By:	/s/ David J. Stalter
Name: David J. Stalter
Title: Senior Vice President

	By:	/s/ Melissa Lang
Name: Melissa Lang
Title: Secretary

Dated: July 8, 2016	BROOKFIELD RETAIL HOLDINGS IV-A SUB II LLC

	By:	Brookfield Asset Management Private Institutional Capital Adviser US, LLC

	By:	/s/ David J. Stalter
Name: David J. Stalter
Title: Senior Vice President

	By:	/s/ Melissa Lang
Name: Melissa Lang
Title: Secretary

Dated: July 8, 2016	BROOKFIELD RETAIL HOLDINGS IV-B SUB II LLC

	By:	Brookfield Asset Management Private Institutional Capital Adviser US, LLC

	By:	/s/ David J. Stalter
Name: David J. Stalter
Title: Senior Vice President

	By:	/s/ Melissa Lang
Name: Melissa Lang
Title: Secretary

Dated: July 8, 2016	BROOKFIELD RETAIL HOLDINGS IV-C SUB II LLC

	By:	Brookfield Asset Management Private Institutional Capital Adviser US, LLC

	By:	/s/ David J. Stalter
Name: David J. Stalter
Title: Senior Vice President

	By:	/s/ Melissa Lang
Name: Melissa Lang
Title: Secretary

Dated: July 8, 2016	BROOKFIELD RETAIL HOLDINGS IV-D SUB II LLC

	By:	Brookfield Asset Management Private Institutional Capital Adviser US, LLC

	By:	/s/ David J. Stalter
Name: David J. Stalter
Title: Senior Vice President

	By:	/s/ Melissa Lang
Name: Melissa Lang
Title: Secretary

Dated: July 8, 2016	BROOKFIELD US HOLDINGS INC.

	By:	/s/ A. J. Silber
Name: A. J. Silber
Title: Director

	By:	/s/ Simon Chernin
Name: Simon Chernin
Title: Vice President and Secretary

Dated: July 8, 2016	BROOKFIELD US CORPORATION

	By:	/s/ Mark Srulowitz
Name: Mark Srulowitz
Title: President